Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY INC. REPORTS 2011 FULL YEAR AND FOURTH QUARTER FINANCIAL RESULTS

Company reports operating profit for 2011 and reiterates strong guidance for 2012

Seattle, WA – February 27, 2012 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced financial results for the year and fourth quarter ended December 31, 2011. For 2011, Cray reported revenue of $236.0 million and net income of $14.3 million, or $0.40 per share. Cray reported an operating profit for the year of $1.2 million. Net income results benefited from a partial release of $14.7 million of the valuation allowance held against Cray’s deferred tax assets. This release was determined after considering both past financial results and future expectations.

Revenue for the fourth quarter of 2011 was $91.6 million compared to $219.4 million in the prior year period. The Company reported net income for the fourth quarter of $31.0 million or $0.85 per share compared to $52.1 million or $1.46 per share in the fourth quarter of 2010.

Overall gross profit margin for 2011 was 40 percent compared to 34 percent in 2010. Product margin for 2011 was 35 percent, consistent with 2010 results; service margin for 2011 was 49 percent compared to 32 percent for 2010. For the fourth quarter of 2011, overall gross profit margin was 38 percent compared to 37 percent in the fourth quarter of 2010.

Operating expenses for 2011 were $93.2 million compared to $92.5 million in 2010. Included in the 2011 results was $1.8 million for restructuring, $8.6 million for depreciation and amortization and $3.6 million related to stock compensation.

Operating expenses for the fourth quarter of 2011 were $17.9 million compared to $27.4 million in the prior year period. Fourth quarter 2011 operating expenses benefited from a $12 million R&D co-funding credit related to the Company’s DARPA contract. Included in the fourth quarter 2011 results were non-cash items of $2.2 million for depreciation and amortization and $0.9 million related to stock compensation.

As of December 31, 2011, cash balances totaled $54.2 million and accounts receivable totaled $72.4 million.

“Led by strong margins, we were able to deliver operating profits in 2011 despite delays related to a key component that caused a large acceptance to slip out beyond year-end, but which we have since completed,” said Peter Ungaro, president and CEO of Cray. “We continue to see strength in our high-end supercomputer business with a number of big wins over the past few months, both domestically and abroad. We are making good progress on our three growth initiatives with new offerings in each planned for 2012. These initiatives leverage our core strengths in supercomputing while dramatically expanding our addressable market and growth potential. I expect 2012 to be an outstanding year for the company, breaking the $400 million revenue threshold and refreshing our entire product line top to bottom.”

Outlook

While a wide range of results remains possible for 2012, the Company expects 2012 revenue to be in the range of $400-$420 million. Revenue for the first quarter of 2012 is expected to be about $100 million with the balance of the revenue for the year heavily weighted to the fourth quarter. Overall gross margins for 2012 are anticipated to be in the 35 percent range. Total operating expenses for the year are expected to increase to about $120 million, driven primarily by higher investments in our growth initiatives and incentive based compensation. Based on this outlook, we expect to be solidly profitable for 2012.

As a result of the partial release of the deferred tax valuation allowance in the fourth quarter of 2011, while volatile and dependent on a number of variables, the Company currently projects its 2012 effective income tax rate to be about 40 percent. Due to the Company’s substantial net operating loss carryforwards the quarterly and annual income tax provision is expected to be largely non-cash.

Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

Recent Highlights

•	In February 2012, Cray created YarcData, a new division focused exclusively on delivering solutions to the “Big Data” market and hired Arvind Parthasarathi as General Manager.

•	In February 2012, Cray announced the expansion of the Cray XE6m and Cray XK6m midrange supercomputer line, with systems now starting at $200,000.

•	In February 2012, Cray announced the formation of a new wholly-owned subsidiary in China aimed at establishing Cray’s presence in China’s fast growing High Performance Computing market.

•

In November 2011, Cray entered the integrated storage market with the launch of the Cray Sonexion 1300 storage system, a high-performance, cost-effective solution scaling from approximately 50 terabytes to more than 50 petabytes.

•

In November 2011, Cray was awarded a $188 million multi-year contract to provide the supercomputer for the National Science Foundation’s Blue Waters project at the National Center for Supercomputing Applications (NCSA).

•

In November 2011, Cray announced that it was selected to provide a new supercomputer to the Academic Center for Computing and Media Studies at Kyoto University in Kyoto, Japan. The contract for this system has subsequently been finalized.

•

In November 2011, in a broad partnership, Cray announced a new parallel-programming standard, known as OpenACC, designed to enable the millions of scientific and technical programmers to easily take advantage of hybrid CPU/GPU computing systems, such as the Cray XK6 supercomputer.

Conference Call Information

Cray will host a conference call today, Monday, February 27, 2012 at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss full year and fourth quarter 2012 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-877-941-8604. International callers should dial 1-480-629-9766. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the “Investors” section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers dial 1-303-590-3030, and entering the access code 4516030. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. PDT on Monday, February 27, 2012.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results and its product development plans. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that Cray is not able to successfully complete its planned product development efforts within the planned timeframes or at all, the risk that planned updates to third-party processors, including NVIDIA’s next generation “Kepler” GPUs, are not available with the performance expected or when expected, the risk that Cray will continue to have further supply issues related to a key component and will not be able to secure components that meet Cray’s specifications in sufficient quantities on time, the risk that Cray will not be able to secure orders for Cray systems to be delivered and accepted in 2012 when or at the levels expected, the risk that the systems ordered by customers are not delivered when expected or do not perform as expected once delivered, the risk that customer acceptances are not received when expected or at all, the risk that Cray is not able to achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that Cray’s growth initiatives are not successful, the risk that Cray will not be able to expand and penetrate its addressable market as expected or at all, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended September 30, 2011, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the company’s expectations.

###

Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XE6m, Cray XK6m, Cray XK6, Cray Sonexion 1300 and YarcData are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
REVENUE:
Product	$75,223	$197,305	$155,561	$239,085
Service	16,331	22,126	80,485	80,303

Total revenue	91,554	219,431	236,046	319,388

COST OF REVENUE:
Cost of product revenue	46,894	124,079	101,000	155,027
Cost of service revenue	9,532	14,087	40,680	54,404

Total cost of revenue	56,426	138,166	141,680	209,431

Gross profit	35,128	81,265	94,366	109,957

OPERATING EXPENSES:
Research and development, net	6,583	10,317	49,452	43,618
Sales and marketing	7,172	11,737	26,134	31,085
General and administrative	4,233	5,296	15,840	17,767
Restructuring	(80)	0	1,783	0

Total operating expenses	17,908	27,350	93,209	92,470

Income from operations	17,220	53,915	1,157	17,487
Other income (expense), net	(652)	(566)	(989)	(766)
Interest income (expense), net	(93)	119	(33)	219

Income before income taxes	16,475	53,468	135	16,940
Income tax (expense) benefit	14,529	(1,395)	14,194	(1,878)

Net Income	$31,004	$52,073	$14,329	$15,062

Basic net income per common share	$0.88	$1.50	$0.41	$0.44

Diluted net income per common share	$0.85	$1.46	$0.40	$0.43

Basic weighted average shares	35,380	34,610	35,122	34,313

Diluted weighted average shares	36,432	35,732	36,072	35,278

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$50,411	$57,381
Restricted cash	3,776	3,914
Accounts and other receivables, net	72,381	106,268
Inventory	97,881	49,241
Prepaid expenses and other current assets	12,932	5,901

Total current assets	237,381	222,705
Property and equipment, net	16,462	17,953
Service inventory, net	1,611	1,887
Deferred tax assets	13,352	3,105
Other non-current assets	14,293	14,978

TOTAL ASSETS	$283,099	$260,628

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,328	$20,384
Accrued payroll and related expenses	11,270	20,668
Other accrued liabilities	5,414	6,380
Deferred revenue	44,636	49,896

Total current liabilities	99,648	97,328
Long-term deferred revenue	14,184	14,954
Other non-current liabilities	2,453	2,525

TOTAL LIABILITIES	116,285	114,807
Shareholders’ equity:
Common stock and additional paid-in capital	564,148	559,058
Accumulated other comprehensive income	6,480	4,906
Accumulated deficit	(403,814)	(418,143)

TOTAL SHAREHOLDERS’ EQUITY	166,814	145,821

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$283,099	$260,628